CERTIFICATE OF SECRETARY

      I, Deborah R. Gatzek, Secretary of Franklin Tax-Exempt Money Fund (the "Fund"), a corporation organized under the laws of the State of California, do hereby certify that the following resolution was adopted by a majority of the directors present at a meeting held at the offices of the Fund at 777 Mariners Island Boulevard, San Mateo, California, on November 17, 1987.

RESOLVED, that Section 2, Article II of the By-Laws of the Fund, be amended to read as follows:

            "Section 2. ANNUAL MEETINGS. The annual meeting of shareholders shall be held on a date and at a time as the Board of Directors shall determine, provided that annual meetings of shareholders need not be held in any year in which such is not required by the Investment Company Act of 1940."

I declare under penalty of perjury that the matters set forth in this certificate are true and correct of my own knowledge.


                                          /s/ Deborah R. Gatzek
Dated: 11/17/87                           By: Deborah R. Gatzek
                                               Secretary